EXHIBIT 10.80

Addendum No. 1 to the
April 11, 2003 Employment Letter

TAX EQUALIZATION

January 5, 2005

This Addendum No. 1 (the “Addendum”) to the Employment Letter dated April 11, 2003 (the “Letter”) between Philip A. Vachon (“you”) and Liberate Technologies (“Liberate) confirms our mutual understanding and agreement regarding the tax equalization policy that applies to your international assignment with Liberate, in London, Ontario, Canada.  The effective start date of your international assignment was July 2003.

Except for the tax equalization provisions set forth herein, this Addendum does not modify or amend the terms and conditions of the Letter.  In particular, nothing in this Addendum will affect the at-will nature of your employment with Liberate.  The terms and conditions outlined in this addendum will be in effect only for the period of your international assignment.

Subject to the terms and conditions of this Addendum, the parties agree as follows:

1.  The personal income tax obligation for which you are responsible for each tax year of your international assignment will be the tax burden that you would have been responsible for had you remained in the United States domestic service.  In general, your income tax liability will be limited to the theoretical tax amount you would have paid had you worked in the United States (State of Washington) at your salary level and personal income level for that year, exclusive of international assignment expense reimbursements.

2.  Liberate will provide tax equalization equal to the difference between your actual income tax obligation and the income tax obligation you would have been responsible for had you worked in the United States.

3.  Notwithstanding the foregoing, you will be solely responsible for income taxes for any tax year (and Liberate will not provide tax equalization) with respect to income in excess of $1,000,000.00 in the aggregate from sources other than Liberate.

4.  Liberate will select the accounting firm that will determine the amount of tax equalization.

In witness whereof, the parties have executed this Addendum as of the date first set forth above.

LIBERATE TECHNOLOGIES		PHILIP A. VACHON

By:	/s/ David Lockwood	/s/ Philip A. Vachon

Print Name:	David Lockwood

Title:	Chief Executive Officer